Exhibit 5.01

[LETTERHEAD OF RAINEY, ROSS, RICE & BINNS, P.L.L.C.]

July 27, 2005

OGE Energy Corp.
321 N. Harvey
Oklahoma City, Oklahoma 73101

Re:	7,000,000 Shares of Common Stock, par value $0.01 per share, and associated Rights to Purchase Series A Preferred Stock

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 (the “Registration Statement”) of OGE Energy Corp. (the “Company”), to which this opinion is an exhibit, for the registration under the Securities Act of 1933, as amended (the “Act”), of 7,000,000 shares of Common Stock, par value $0.01 per share (the “Shares”), including the associated preferred stock purchase rights (the “Rights”). We have examined all records, instruments, and documents which we have deemed necessary for the purposes of this opinion, including the Registration Statement.

     Based upon the foregoing and upon our general familiarity with the property and affairs of the Company, we are of the opinion that:

     1. The Company is a validly organized and legally existing corporation, in good standing under the laws of the State of Oklahoma and is authorized to conduct and operate its business as a public utility holding company in the State of Oklahoma.

     2. When, as and if the Registration Statement becomes effective pursuant to the provisions of the Act and when, as and if the Shares have been registered and delivered, and the consideration for the Shares duly received by the Company, all in the manner contemplated by the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

     3. When issued in accordance with the terms of the Amended and Restated Rights Agreement, dated as of October 10, 2000, between the Company and Chase Mellon Shareholder Services LLC, as rights agent, the Rights will be validly issued.

     We hereby consent to the use of our name in the Registration Statement, including the related Prospectus, and to the filing of this opinion as Exhibit 5.01 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully, RAINEY, ROSS, RICE & BINNS
By:	/s/ Hugh D. Rice
Hugh D. Rice